Exhibit 99.1

FOR IMMEDIATE RELEASE

STARZ CHIEF FINANCIAL OFFICER
SCOTT MACDONALD TO PRESENT AT
BARCLAYS HIGH YIELD BOND &
SYNDICATED LOAN CONFERENCE

Englewood, Colo. - June 5, 2015 - Starz (NASDAQ: STRZA, STRZB) announced that Scott Macdonald, Chief Financial Officer of Starz, will be presenting at the Barclays High Yield Bond & Syndicated Loan Conference on Friday, June 12, 2015 at 11:30 AM ET at The Broadmoor Hotel in Colorado Springs, Colo. During his presentation, Mr. Macdonald may make observations regarding the company's financial performance and outlook.

The presentation will be broadcast live via the Internet. All interested persons should visit the Starz investor website at http://ir.starz.com/events.cfm to register for the webcast. An archive of the webcast will also be available on this website for 30 days after appropriate filings have been made with the SEC.

About Starz
Starz (NASDAQ: STRZA, STRZB) is a leading integrated global media and entertainment company with operating units that provide premium subscription video programming on domestic U.S. pay television channels (Starz Networks), global content distribution (Starz Distribution) and animated television and movie production (Starz Animation), www.starz.com.

Starz Networks is a leading provider of premium subscription video programming through the flagship STARZ® and ENCORE® pay TV networks which showcase premium original programming and movies to U.S. multichannel video distributors, including cable operators, satellite television providers, and telecommunications companies. As of March 31, 2015, STARZ and ENCORE serve a combined 57.5 million subscribers, including 23.7 million at STARZ, and 33.8 million at ENCORE, making them the largest pair of premium flagship channels in the U.S. STARZ® and ENCORE®, along with Starz Networks’ third network MOVIEPLEX®, air more than 1,000 movies monthly across 17 linear networks, complemented by On Demand and authenticated online offerings through STARZ PLAY, ENCORE PLAY, and MOVIEPLEX PLAY. Starz Distribution develops, produces and acquires entertainment content, distributing it to consumers globally on DVD, digital formats and traditional television. Starz Distribution’s home video, digital media and worldwide distribution business units distribute original programming content produced by Starz, as well as entertainment content for itself and third parties. Starz Animation produces animated TV and movie content for studios, networks, distributors and audiences worldwide.

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Contacts:
Courtnee Ulrich	Theano Apostolou
Investor Relations	Corporate Communications
(720) 875-5420	(424) 204-4052
courtnee.ulrich@starz.com	theano@starz.com